424(b)(3) filed pursuant to
                                             Registration Statement No. 33-15190

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                               P R O S P E C T U S
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                        PINNACLE WEST CAPITAL CORPORATION
                            INVESTORS ADVANTAGE PLAN

                        13,000,000 SHARES OF COMMON STOCK
                                 (No Par Value)

                                   ----------

     The Pinnacle West Capital Corporation Investors Advantage Plan (the "Plan"), is designed to provide our existing and potential investors with a convenient cost-effective way to purchase shares of common stock, no par value ("Common Stock") of Pinnacle West Capital Corporation (the "Company"), and to reinvest all or a portion of the cash dividends paid on the Common Stock to purchase shares of Common Stock.

     PARTICIPANTS IN THE PLAN MAY:

     * Reinvest all or a portion of cash dividends paid on Common Stock registered in their names or on Common Stock credited to their Plan accounts in shares of Common Stock.

     * Make an initial investment in Common Stock with a cash payment of at least $50, and additional optional investments thereafter, up to a maximum of $150,000 per calendar year, including the initial investment.

     * Receive, upon written request, certificates for whole shares of Common Stock credited to their Plan accounts.

     * Deposit certificates representing Common Stock into the Plan for safekeeping.

     * Sell shares of Common Stock credited to their Plan accounts through the Plan.

     Shares of Common Stock will be purchased under the Plan, at our option, from newly issued shares, shares held in our treasury, or shares purchased on the open market. Purchases will be effected through an independent agent appointed by us. The Common Stock is listed on the New York and Pacific Stock Exchanges. The closing price of the Common Stock on December 13, 2002 on the New York Stock Exchange was $31.88.

     The purchase price of newly issued or treasury shares of Common Stock purchased under the Plan for an Investment Date (as defined in the Plan) will be the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape as published in THE WALL STREET JOURNAL or, for any day on which there is no such publication, in another generally accepted publication for the first business day of the relevant Investment Period (as defined in the Plan), provided that the New York Stock Exchange is open on such day. The price of shares of Common Stock purchased or sold on the open market will be the weighted average price per share (adjusted for brokerage commissions, any related service charges, and applicable taxes) of the aggregate number of shares purchased or sold, respectively, on the open market during the relevant Investment Period. We will pay the costs of administration of the Plan, except that Plan participants will bear the cost of brokerage commissions, any related service charges, and applicable taxes relating to shares of Common Stock purchased or sold on the open market.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER.

     This Prospectus contains a summary of the material provisions of the Plan and, therefore, this Prospectus should be retained by participants in the Plan for future reference.

     Our principal executive offices are located at 400 North Fifth Street, Phoenix, Arizona 85004. Our telephone number is (602) 250-1000.

                                   ----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                                   ----------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 27, 2002

                                TABLE OF CONTENTS

                                                                            Page

Risk Factors...................................................................4
About This Prospectus.........................................................14
Forward-Looking Statements....................................................15
Where You Can Find More Information...........................................16
The Company...................................................................18
Description of the Plan.......................................................18
  Purpose of the Plan.........................................................20
  Advantages and Disadvantages of the Plan....................................20
  Plan Administration.........................................................22
  Participation in the Plan...................................................23
  Participation Options ......................................................23
  Initial Cash Investments and Cash Investments...............................25
  Reinvestment of Dividends ..................................................27
  Purchases...................................................................27
  Certificates................................................................29
  Safekeeping of Certificates ................................................29
  Sale of Shares..............................................................30
  Termination of Plan Participation ..........................................30
  Service Fees................................................................31
  Reports to Participants.....................................................32
  Other Information ..........................................................32
  Federal Income Tax Information..............................................34
Application of Proceeds ......................................................34
Experts ......................................................................35
Legal Opinions ...............................................................35
Shareholder Information ......................................................39

                                  RISK FACTORS

     Before purchasing our Common Stock you should carefully consider the following risk factors as well as the other information contained in this Prospectus and the information incorporated by reference, including the information under the heading "Forward-Looking Statements," in order to evaluate an investment in our Common Stock. Although we have tried to discuss key factors in this Prospectus, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

     IF WE ARE NOT ABLE TO ACCESS CAPITAL AT COMPETITIVE RATES, OUR ABILITY TO IMPLEMENT OUR FINANCIAL STRATEGY WILL BE ADVERSELY AFFECTED.

     We rely on access to both short-term money markets and longer-term capital markets as a significant source of liquidity and for capital requirements not satisfied by the cash flow from our operations. We believe that we will maintain sufficient access to these financial markets based upon current credit ratings. However, certain market disruptions or a downgrade of our credit rating may increase our cost of borrowing or adversely affect our ability to access one or more financial markets. Such disruptions could include:

     *    an economic downturn;

     *    capital market conditions generally;

     *    the bankruptcy of an unrelated energy company;

     *    market prices for electricity and gas;

     * terrorist attacks or threatened attacks on our facilities or unrelated energy companies; or

     *    the overall health of the utility industry.

     Changes in economic conditions could result in higher interest rates, which would increase our interest expense on our debt and reduce funds available to us for our current plans. Additionally, an increase in our leverage could adversely affect us by:

     *    increasing the cost of future debt financing;

     * increasing our vulnerability to adverse economic and industry conditions;

     * requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce funds available to us for operations, future business opportunities or other purposes; and
     * placing us at a competitive disadvantage compared to our competitors that have less debt.

     See the following two Risk Factors for more information relating to this discussion.

     THE CONSTRUCTION COSTS OF THE GENERATION FACILITIES OF PINNACLE WEST ENERGY CORPORATION ("PINNACLE WEST ENERGY") COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     Pinnacle West Energy, one of our wholly-owned subsidiaries, has completed or has under construction about 1,790 MW of natural gas-fired generating capacity at an estimated cost of about $1 billion. In addition, Pinnacle West Energy has begun construction of the 570 MW Silverhawk plant in Nevada at an estimated cost of approximately $400 million. On November 22, 2002, Pinnacle West Energy announced the decision to cancel Redhawk Units 3 and 4, two 530-megawatt natural gas-fired generators that were scheduled to begin producing electricity by early 2007. As a result of the plant cancellation, we expect to record a charge of approximately $50 million before income taxes ($30 million after-tax or $0.35 per share) in the fourth quarter of 2002. Pinnacle West Energy's expansion plans will be sized to meet cash flow and market conditions.

     Pinnacle West Energy has funded and is currently funding its capital requirements through capital infusions from us. We finance those infusions through debt financings and internally generated cash. We financed Pinnacle West Energy's generation expansion program premised upon Pinnacle West Energy's receipt of the generation assets of Arizona Public Service Company ("APS"), our public utility subsidiary, by the end of 2002, as previously required by the ACC's electric competition rules and the 1999 settlement agreement.

     Through early-2004, we will need to refinance or repay approximately $790 million of debt incurred by us to finance Pinnacle West Energy's construction of generation plants built since 1999 to serve APS customers. In addition, we must finance the ongoing capital expenditures for the Pinnacle West Energy construction program. Failure to refinance or repay a portion of this debt at the subsidiary level could adversely impact our credit ratings.

     The ACC's reversal of the generation asset transfer requirement results in Pinnacle West Energy being unable to obtain investment grade credit ratings. This, in turn, precludes Pinnacle West Energy from accessing capital markets to finance its ongoing construction program or to refinance the bridge financing provided by us to fund the construction of Pinnacle West Energy generation assets or from effectively competing in the wholesale markets.

     On September 16, 2002, APS filed an application with the ACC requesting the ACC to allow APS to borrow up to $500 million and to lend the proceeds to Pinnacle West Energy or to us; to guarantee up to $500 million of Pinnacle West Energy's or our debt, or a combination of both, not to exceed $500 million in the aggregate. On November 8, 2002, APS filed an interim financing application with the ACC requesting the ACC to permit APS to (a) make short-term advances to Pinnacle West in the form of an inter-affiliate line of credit in the amount of $125 million or (b) guarantee $125 million of Pinnacle West's short-term debt.

On November 22, 2002, the ACC approved APS' request to make the $125 million interim loan or guarantee, subject to various conditions, including the ACC examining ways to improve regulatory insulation between APS and its affiliates in the ACC's consideration of APS' $500 million financing application. On December 13, 2002, the ACC staff filed its testimony in connection with APS' $500 million financing application and recommended approval of the financing application, subject to certain conditions, including that the APS loan to Pinnacle West Energy be secured by certain Pinnacle West Energy assets and have a maturity date of not more than four years, unless otherwise ordered by the ACC. The ACC staff also recommended that APS not be allowed to pay dividends if, as a result of the payment, APS' common equity ratio would fall below 40%. The ACC hearing on the financing application is scheduled to begin on January 8, 2003. We are unable to predict what actions, if any, the ACC might propose or take in connection with these matters.

     Our credit ratings could be adversely affected if APS' $500 million financing application is not approved by the ACC. On November 4, 2002, Standard and Poor's Corporation lowered our senior unsecured debt rating from "BBB" to "BBB-." On December 4, 2002, Fitch Ratings placed certain of our debt and that of APS on Ratings Watch Negative.

     In the event that the ACC does not approve the $500 million financing application, we believe that we would be able to access the capital markets or take other steps to refinance or repay our outstanding debt and continue to meet our ongoing capital requirements, although there can be no assurance that we would be able to do so and a downgrading of our debt ratings may result. See the preceding and following Risk Factor.

     A SIGNIFICANT REDUCTION IN OUR CREDIT RATINGS COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We cannot be sure that any of our current ratings will remain in effect for any given period of time, particularly in light of the action recently taken by Fitch (see "Summary - Recent Developments - Change in Credit Ratings" above) or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. Any downgrade could increase our borrowing costs which would diminish our financial results. We would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease. A downgrade could require additional support in the form of letters of credit or cash or other collateral and otherwise have a material adverse effect on our business, financial condition and results of operations. If our short-term ratings were to be lowered, it could limit our access to the commercial paper market. We note that the ratings from credit agencies are not recommendations to buy, sell or hold our securities and that each rating should be evaluated independently of any other rating. See the preceding two Risk Factors.

     DEREGULATION OR RESTRUCTURING OF THE ELECTRIC INDUSTRY MAY RESULT IN INCREASED COMPETITION, WHICH COULD HAVE A SIGNIFICANT ADVERSE IMPACT ON OUR BUSINESS AND OUR FINANCIAL RESULTS.

     Retail competition could have a significant adverse financial impact on us due to an impairment of assets, a loss of retail customers, lower profit margins or increased costs of capital. In 1999, the ACC approved rules that provide a framework for the introduction of retail electric competition in Arizona. Under the rules, as modified by a 1999 settlement agreement among APS and various parties, APS was required to transfer all of its competitive electric assets and services to an unaffiliated party or parties or to a separate corporate affiliate or affiliates no later than December 31, 2002. Pursuant to an ACC order dated September 10, 2002, the ACC unilaterally modified the 1999 settlement agreement and directed APS to cancel any plans to divest interests in any of its generating assets. The ACC further established a requirement that APS competitively procure, at a minimum, any power required for its retail customers that APS cannot produce from its existing generating assets. The ACC ordered the ACC staff and interested parties to develop a competitive procurement process by March 1, 2003. These regulatory developments and legal challenges to the rules have raised considerable uncertainty about the status and pace of retail electric competition in Arizona. Although some very limited retail competition existed in APS' service area in 1999 and 2000, there are currently no active retail competitors offering unbundled energy or other utility services to APS' customers. As a result, we cannot predict when, and the extent to which, additional competitors will re-enter APS' service territory. These matters are discussed in detail in the documents filed by us with the Securities and Exchange Commission ("SEC"). See "Where You Can Find More Information" below.

     As a result of changes in federal law and regulatory policy, competition in the wholesale electricity market has greatly increased due to a greater participation by traditional electricity suppliers, non-utility generators, independent power producers, and wholesale power marketers and brokers. This increased competition could affect our load forecasts, plans for power supply and wholesale energy sales and related revenues. As a result of the changing regulatory environment and the relatively low barriers to entry, we expect wholesale competition to increase. As competition continues to increase, our financial position and results of operations could be adversely affected.

     THE PROCUREMENT OF WHOLESALE POWER BY APS WITHOUT THE ABILITY TO ADJUST RETAIL RATES COULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS AND FINANCIAL RESULTS.

     A 1999 settlement agreement limits APS' ability to change retail rates until at least July 1, 2004, which could have a significant adverse financial impact on us if wholesale power prices significantly exceed the amount included for generation costs in APS' current bundled retail rates. Under the ACC's rules, APS is the "provider of last resort" for standard-offer, full-service customers under rates that have been approved by the ACC. These rates are established until at least July 1, 2004. The 1999 settlement agreement allows APS to seek adjustment of these rates in the event of emergency conditions or circumstances, such as the inability to secure financing on reasonable terms; material changes in APS' cost of service for ACC-regulated services resulting from federal, tribal, state or local laws; regulatory requirements; or judicial decisions, actions or orders. Energy prices in the western wholesale market vary and, during the course of the last two years, have been volatile. At various times, prices in the spot wholesale market have significantly exceeded the amount of generation costs per kilowatt hour (kWh) included in APS' current retail rates. In the event of shortfalls due to unforeseen increases in load demand or generation or transmission outages, APS may need to purchase additional supplemental power in the wholesale spot market. Additionally, the ACC is developing a process by which APS will competitively solicit bids for certain wholesale power requirements in 2003 and subsequent years. The ACC's development of the competitive procurement process will not be completed until at least early 2003, and the final requirements of the process may adversely affect the cost of APS' procurement of wholesale power. In sum, there can be no assurance that APS would be able to fully recover the costs of wholesale power under its present rate structure. Although APS could seek to adjust its rates under the emergency provisions of the settlement agreement discussed above, ACC approval of such an adjustment also cannot be assured.

     WE ARE SUBJECT TO COMPLEX GOVERNMENT REGULATION WHICH MAY HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND OUR RESULTS OF OPERATIONS.

     We are, directly and through our subsidiaries, subject to governmental regulation which may have a negative impact on our business and results of operations. We are a "holding company" within the meaning of the Public Utility Holding Company Act ("PUHCA"); however, we are exempt from the provisions of PUHCA by virtue of our filing of an annual exemption statement with the SEC.

     APS is subject to comprehensive regulation by several federal, state and local regulatory agencies, which significantly influence its operating environment and may affect its ability to recover costs from utility customers. APS is required to have numerous permits, approvals and certificates from the agencies that regulate APS' business. The Federal Energy Regulatory Commission ("FERC"), the Nuclear Regulatory Commission ("NRC"), the Environmental Protection Agency ("EPA"), and the Arizona Corporation Commission ("ACC") regulate many aspects of our utility operations, including siting and construction of facilities, customer service and the rates that APS can charge customers. We believe the necessary permits, approvals and certificates have been obtained for APS' existing operations. However, we are unable to predict the impact on our business and operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our results of operations.

     RECENT EVENTS IN THE ENERGY MARKETS THAT ARE BEYOND OUR CONTROL MAY HAVE NEGATIVE IMPACTS ON OUR BUSINESS.

     As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the filing of bankruptcy by the Enron Corporation, and investigations by governmental authorities into energy trading activities, companies generally in the regulated and unregulated utility businesses have been under an increased amount of public and regulatory scrutiny. The capital markets and ratings agencies also have increased their level of scrutiny. We believe that we are complying with all applicable laws, but it is difficult or impossible to predict or control what effect these or related issues may have on our business or our access to the capital markets.

     OUR RESULTS OF OPERATIONS CAN BE ADVERSELY AFFECTED BY MILDER WEATHER.

     Weather conditions directly influence the demand for electricity and affect the price of energy commodities. Electric power demand is generally a seasonal business. In Arizona, demand for power peaks during the hot summer months, with market prices also peaking at that time. As a result, our overall operating results fluctuate substantially on a seasonal basis. In addition, we have historically sold less power, and consequently earned less income, when weather conditions are milder. As a result, unusually mild weather could diminish our results of operations and harm our financial condition.

     THERE ARE INHERENT RISKS IN THE OPERATION OF NUCLEAR FACILITIES, SUCH AS ENVIRONMENTAL, HEALTH AND FINANCIAL RISKS AND THE RISK OF TERRORIST ATTACK.

     Through APS, we have an ownership interest in and operate the Palo Verde Nuclear Generating Station ("Palo Verde"). Palo Verde is subject to environmental, health and financial risks such as the ability to dispose of spent nuclear fuel, the ability to maintain adequate reserves for decommissioning, potential liabilities arising out of the operation of these facilities, and the costs of securing the facilities against possible terrorist attacks. We maintain nuclear decommissioning trust funds and external insurance coverage to minimize our financial exposure to these risks; however, it is possible that damages could exceed the amount of insurance coverage.

     The NRC has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of noncompliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, although we have no reason to anticipate a serious nuclear incident at Palo Verde, if an incident did occur, it could materially and adversely affect our results of operations or financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

     The operation of Palo Verde requires licenses that need to be periodically renewed and/or extended. We do not anticipate any problems renewing these licenses. However, as a result of potential terrorist threats and increased public scrutiny of utilities, the licensing process could result in increased licensing or compliance costs that are difficult or impossible to predict.

     THE USE OF DERIVATIVE CONTRACTS IN THE NORMAL COURSE OF OUR BUSINESS COULD RESULT IN FINANCIAL LOSSES THAT NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     Our operations include managing market risks related to commodity prices, changes in interest rates, and investments held by our pension plan and nuclear decommissioning trust funds. We are exposed to the impact of market fluctuations in the price and transportation costs of electricity, natural gas, coal, and emissions allowances and credits.

We have established procedures to manage risks associated with these market fluctuations by utilizing various commodity derivatives, including exchange-traded futures and options and over-the-counter forwards, options, and swaps. As part of our overall risk management program, we enter into derivative transactions to hedge purchases and sales of electricity, fuels, and emissions allowances and credits. The changes in market value of such contracts have a high correlation to price changes in the hedged commodity.

     We are exposed to losses in the event of nonperformance or nonpayment by counterparties. We use a risk management process to assess and monitor the financial exposure of all counterparties. Despite the fact that the majority of trading counterparties are rated as investment grade by the credit rating agencies, there is still a possibility that one or more of these companies could default, resulting in a material adverse impact on our earnings for a given period.

     Changing interest rates will affect interest paid on variable-rate debt and interest earned by our pension plan and nuclear decommissioning trust funds. Our policy is to manage interest rates through the use of a combination of fixed-rate and floating-rate debt. The pension plan and nuclear decommissioning trust funds also have risks associated with changing market values of equity investments. Pension and nuclear decommissioning costs are recovered in regulated electricity prices.

     THE UNCERTAIN OUTCOME REGARDING THE CREATION OF REGIONAL TRANSMISSION ORGANIZATIONS, OR RTOS, MAY MATERIALLY IMPACT OUR OPERATIONS, CASH FLOWS OR FINANCIAL POSITION.

     In a December 1999 order, the FERC set minimum characteristics and functions that must be met by utilities that participate in RTOs. The characteristics for an acceptable RTO include independence from market participants, operational control over a region large enough to support efficient and nondiscriminatory markets, and exclusive authority to maintain short-term reliability. On October 16, 2001, APS and other owners of electric transmission lines in the Southwest filed with the FERC a request for a declaratory order confirming that their proposal to form WestConnect RTO, LLC would satisfy the FERC's requirements for the formation of an RTO. On October 10, 2002, the FERC issued an order finding that the WestConnect proposal, if modified to address specified issues, could meet the FERC's RTO requirements and provide the basic framework for a standard market design for the southwest. In its order, the FERC also stated that its approval of various WestConnect provisions addressed in the order would not be overturned or affected by the final rule the FERC intends to ultimately adopt in response to its July 31, 2002 Notice of Proposed Rulemaking regarding a standard market design for the electric utility industry. FERC did not address all of the proposed WestConnect provisions in its order and some could still be affected by a final rule in the pending rulemaking proceeding. We cannot currently predict what, if any, impact there may be to the WestConnect proposal or to us if the FERC adopts the proposed rule. On November 12, 2002, APS and the other owners filed a request for rehearing and clarification on portions of the October 10 order.

     WE ARE SUBJECT TO NUMEROUS ENVIRONMENTAL LAWS AND REGULATIONS WHICH MAY INCREASE OUR COST OF OPERATIONS, IMPACT OUR BUSINESS PLANS, OR EXPOSE US TO ENVIRONMENTAL LIABILITIES.

     We are subject to numerous environmental regulations affecting many aspects of our present and future operations, including air emissions, water quality, wastewater discharges, solid waste, and hazardous waste. These laws and regulations can result in increased capital, operating, and other costs, particularly with regard to enforcement efforts focused on power plant emissions obligations. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals. Both public officials and private individuals may seek to enforce applicable environmental laws and regulations. We cannot predict the outcome (financial or operational) of any related litigation that may arise.

     In addition, we may be a responsible party for environmental clean up at sites identified by a regulatory body. We cannot predict with certainty the amount and timing of all future expenditures related to environmental matters because of the difficulty of estimating clean-up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties.

     We cannot be sure that existing environmental regulations will not be revised or that new regulations seeking to protect the environment will not be adopted or become applicable to us. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from APS' customers, could have a material adverse effect on our results of operations.

     THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

     The market price of our common stock could be subject to significant fluctuations in response to factors such as the following, some of which are beyond our control:

          *    variations in our quarterly operating results;

          * operating results that vary from the expectations of management, securities analysts and investors;

          * changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

          * developments generally affecting industries in which we operate, particularly the energy distribution and energy generation industries;

          * announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

          * announcements by third parties of significant claims or proceedings against us;

          *    favorable or adverse regulatory developments;

          *    our dividend policy;

          *    future sales of our equity or equity-linked securities; and

          *    general domestic and international economic conditions.

     In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

     As of December 12, 2002, the sales price of our common stock since January 1, 1998 has ranged from a high of $52.69 on October 3, 2000 to a low of $21.70 on October 8, 2002.

     OUR STOCK PRICE COULD BE AFFECTED BECAUSE A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK COULD BE AVAILABLE FOR SALE IN THE FUTURE.

     Sales in the public market of a substantial number of shares of common stock could depress the market price of the common stock and could impair our ability to raise capital through the sale of additional equity securities. Because of the number of shares of our common stock that we are authorized to issue under our articles of incorporation, a substantial number of shares of our common stock could be available for future sale.

     OUR CASH FLOW AND ABILITY TO PAY DIVIDENDS LARGELY DEPENDS ON THE PERFORMANCE OF OUR SUBSIDIARIES.

     We conduct our operations primarily through subsidiaries. Substantially all of our consolidated assets are held by such subsidiaries. Accordingly, our cash flow and our ability to pay dividends on our capital stock are largely dependent upon the earnings of these subsidiaries and the distribution or other payment of such earnings to us in the form of dividends, loans or advances or repayment of loans and advances from us. The subsidiaries are separate and distinct legal entities and have no obligation to pay dividends or to make any funds available for such payment.

     The debt agreements of some of our subsidiaries may restrict their ability to pay dividends, make distributions or otherwise transfer funds to us. Section 39(III) of APS' mortgage requires APS to meet a financial covenant before paying common stock dividends. Under this covenant, APS may pay dividends on its common stock if there is a sufficient amount "available" from retained earnings and the excess of cumulative book depreciation (since the mortgage's inception) over mortgage depreciation, which is the cumulative amount of additional property pledged each year to address collateral depreciation. As of December

31, 2001, the amount "available" under the mortgage would have allowed APS to pay approximately $2.8 billion of dividends compared to APS' current annual common stock dividends of $170 million. See also a potential dividend restriction proposed by the ACC staff in connection with its testimony in connection with APS' $500 million financing application as discussed above.

     WE HAVE AND MAY ENTER INTO CREDIT AND OTHER AGREEMENTS FROM TIME TO TIME THAT RESTRICT OUR ABILITY TO PAY DIVIDENDS.

     Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. As of the date of this prospectus supplement, our bridge facility restricts our ability to pay dividends to dividends paid on our capital stock in the ordinary course and consistent with past practice (including increases in such dividends consistent with past practices). However, if an event of default exists under that facility, we would be prohibited from paying any dividends while the event of default continues.

     CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS AND OF ARIZONA LAW MAKE IT DIFFICULT FOR SHAREHOLDERS TO CHANGE THE COMPOSITION OF OUR BOARD AND MAY DISCOURAGE TAKEOVER ATTEMPTS THAT COULD BE BENEFICIAL TO US AND OUR SHAREHOLDERS.

     Certain provisions of our articles of incorporation and bylaws and of Arizona law make it difficult for shareholders to change the composition of our board and may discourage unsolicited attempts to acquire us, which could preclude our shareholders from receiving a change of control premium. These provisions include the following:

          * provisions of our bylaws and Arizona law that restrict our ability to engage in a wide range of "business combination" transactions with an "interested shareholder" (generally, any person who owns 10% or more of our outstanding voting power or any of our affiliates or associates) or any affiliate or associate of an interested shareholder, unless specific conditions are met;

          * anti-greenmail provisions of Arizona law and our bylaws that prohibit us from purchasing shares of our voting stock from beneficial owners of more than 5% of our outstanding shares unless specified conditions are satisfied;

          * provisions of our bylaws and Arizona law that provide that shareholder action may be taken only at an annual or special meeting or by unanimous written consent, and provisions of our bylaws that provide that a special meeting of shareholders may only be called by a majority of our Board of Directors, the Chairman of our Board of Directors, or our President;

          * advance notice procedures for nominating candidates to our Board of Directors or presenting matters at shareholder meetings;

          * provisions of our articles and bylaws that provide for a staggered Board of Directors;

          * provisions of our bylaws that provide that shareholders may only remove a director with or without cause by a super-majority vote at a special meeting of shareholders; and

          * the ability of our Board of Directors to issue additional shares of common stock and shares of preferred stock and to determine the price and, with respect to preferred stock, the other terms, including preferences and voting rights, of those shares without shareholder approval.

     In addition, we have adopted a shareholder rights plan that may have the effect of discouraging unsolicited takeover proposals, including takeover proposals that could result in a premium over the market price of our common stock.

     While these provisions have the effect of encouraging persons seeking to acquire control of us to negotiate with our Board of Directors, they could enable the board to hinder or frustrate a transaction that some, or a majority, of our shareholders might believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors.

                              ABOUT THIS PROSPECTUS

     This Prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC. You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus is accurate as of the date on its cover. Our business, financial condition, results of operations, and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus, and the additional information described under the heading "Where You Can Find More Information" may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, based on information currently available to our management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," or similar expressions, we are making forward-looking statements.

     Forward-looking statements are not guarantees of performance. They involve risks, including those described under "Risk Factors" above, uncertainties, and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. These factors include, but are not limited to:

     * the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and decisions impacting wholesale competition;

     * the outcome of regulatory and legislative proceedings relating to the restructuring;

     * state and federal regulatory and legislative decisions and actions, including price caps and other market constraints imposed by the FERC;

     * regional economic and market conditions, including the California energy situation and completion of generation construction in the region, which could affect customer growth and the cost of power supplies;

     *    the cost of debt and equity capital and access to the capital markets;

     *    weather variations affecting local and regional customer energy usage;

     *    the effect of conservation programs on energy usage;

     *    power plant performance;

     *    the successful completion of our generation expansion program;

     * regulatory issues associated with generation expansion, such as permitting and licensing;

     * our ability to compete successfully outside traditional regulated markets (including the wholesale market);

     * our ability to manage our marketing and trading activities and the use of derivative contracts in our business;

     *    technological developments in the electric industry;

     * the performance of the stock market, which affects the amount of our required contributions to our pension plan and nuclear decommissioning trust funds;

     * the strength of the real estate market in SunCor Development Company's market areas, which include Arizona, New Mexico and Utah; and

     * other uncertainties, all of which are difficult to predict and many of which are beyond our control.

     You are cautioned not to put undue reliance on any forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements contained in this Prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     We file annual, quarterly, and current reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site: http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street NW, Washington, D.C. 20036. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Common Stock is listed on the New York and Pacific Stock Exchanges. Reports and other information concerning us can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104.

INCORPORATION BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934 until all securities are sold under this Prospectus.

          1. Annual Report on Form 10-K for the year ended December 31, 2001 (except for Items 6, 7 and 8 which have been revised in the Current Report on Form 8-K dated November 21, 2002);

          2. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

          3. Current Reports on Form 8-K dated December 14, 2001 and February 8, March 31, April 26, May 22, June 5, June 11, June 30, July 11, July 23, August 13, August 27, September 10, September 30, October 17, November 14, November 15, November 21 November 22, and December 17, 2002;

          4. Description of (a) the Company's Common Stock included in our Registration Statement on Form 8-B, File No. 1-8962, as filed on July 25, 1985, except for the reference to transfer agents and registrars for the Common Stock contained therein and (b) the Company's Preferred Share Purchase Rights included in our Registration Statement on Form 8-A, File No. 1-8962, as filed on March 31, 1989, a Form 8 Amendment No. 1 thereto as filed on August 29, 1991, and a Form 8 Amendment No. 2 thereto as filed on June 28, 2002.

     You may request a copy of these filings and will receive a copy of these filings, at no cost, by writing, telephoning, or contacting us through our website at the following:

          Pinnacle West Capital Corporation
          P.O. Box 52133
          Phoenix, Arizona 85072-2133
          (602) 250-1000 or (800) 457-2983 toll-free nationwide or
          online at www.pinnaclewest.com

                                   THE COMPANY

     The Company owns all of the outstanding common stock of Arizona Public Service Company ("APS"). APS is an electric utility that provides either retail or wholesale electric service to substantially all of the state of Arizona, with the major exceptions of the Tucson metropolitan area and about one-half of the Phoenix metropolitan area. Electricity is provided through a distribution system owned by APS. APS also generates and, through our marketing and trading division, sells and delivers electricity to wholesale customers in the western United States.

     Our other major subsidiaries are:

     * Pinnacle West Energy Corporation, through which we conduct our unregulated electricity generation operations;

     * APS Energy Services, Inc., which provides commodity-related energy services (such as direct access commodity contracts, energy procurement, and energy supply consultation) and energy-related products and services (such as energy master planning, energy use consultation and facility audits, cogeneration analysis and installation, and project management) to commercial, industrial and institutional retail customers in the western United States;

     * SunCor Development Company, a developer of residential, commercial, and industrial real estate projects in Arizona, New Mexico, and Utah; and

     *    El Dorado Development Company, an investment firm.

     Our marketing and trading division currently sells, into the wholesale market, the APS and Pinnacle West Energy generation output that is not needed for APS' native load, which includes loads for retail customers and traditional cost-of-service wholesale customers. However, the Arizona Corporation Commission has ordered the ACC staff and interested parties to develop a competitive procurement process by March 1, 2003 by which APS will competitively procure, at a minimum, any power needed for its retail customers that it cannot produce from its existing generation assets. For purposes of this competitive procurement process, Pinnacle West Energy generation assets are not counted as APS generation assets. The ACC staff report proposing a competitive procurement process provides that Pinnacle West Energy would be able to bid in connection with any such competitive procurement by APS.

                             DESCRIPTION OF THE PLAN

     The following questions and answers describe the provisions of the Pinnacle West Capital Corporation Investors Advantage Plan (the "Plan"). For convenience of reference, the definitions of certain key terms are included below:

DEFINITIONS

ADMINISTRATOR -               Pinnacle West Capital Corporation (the "Company"
                              or "Pinnacle West"). See also "Plan
                              Administrator."

AUTOMATIC INVESTMENT FORM -   Documentation that the Administrator shall require
                              to be completed and received if participant elects to make an initial cash investment, or authorize automatic monthly investments, to be deducted directly from a U.S. checking, savings, or credit union account which is a member of the Automated
                              Clearing House ("ACH") network.

CASH INVESTMENT -             A payment made subsequent to enrollment in the
                              Plan. The maximum aggregate Cash Investment
                              (including the Initial Cash Investment) is
                              $150,000 per account per calendar year.

CASH INVESTMENT FORM -        Documentation prepared by the Administrator that
                              may be utilized by a participant when making an optional cash investment.

COMPANY -                     Pinnacle West Capital Corporation.

DIRECT DEPOSIT FORM -         Documentation that the Administrator shall require
                              to be completed and received if participant elects to have dividends deposited directly to a financial institution which is a member of the ACH network.

DIVIDEND PAYMENT DATE -       The date determined by the Company's Board of
                              Directors on which Common Stock dividends are payable. These dates are normally the first day of March, June, September, and December.

DIVIDEND RECORD DATE -        Generally the first business day of the month
                              immediately preceding the Dividend Payment Date.

ELIGIBLE INVESTOR -           An investor who makes an Initial Cash Investment
                              of at least $50 or a Shareholder of Record.

ENROLLMENT FORMS -            Forms available through the Company that the
                              investor must complete to be able to participate in the Plan.

EX-DIVIDEND DATE -            A date prior to the Dividend Record Date, based on
                              industry regulations, necessary to allow for the settlement of traded securities by the Dividend
                              Record Date.

INITIAL CASH INVESTMENT -     A payment made to the Company to purchase shares
                              of Common Stock to open a Plan account. The minimum Initial Cash Investment is $50.

INVESTMENT DATE -             The date on which the purchase price for all
                              shares of Common Stock to be purchased has been determined. The purchased shares are credited to a participant's account on the Investment Date.

INVESTMENT PERIOD -           The period during which Common Stock is purchased.
                              An Investment Period will occur approximately every 5 business days. Except that an Investment
                              Period which would normally begin on a Dividend
                              Record Date will be postponed until the second business day after the Dividend Record Date.

INVESTMENT STATEMENT -        A statement sent to a participant after an
                              Investment Period in which the participant's account had investment activity. The Investment
                              Statement includes the purchase price and number of shares of Common Stock purchased.

PLAN -                        Pinnacle West Capital Corporation Investors
                              Advantage Plan.

PLAN ADMINISTRATOR -          Pinnacle West Capital Corporation (the "Company").

PLAN HISTORY STATEMENT -      A statement sent to a participant upon withdrawal
                              (including by way of the sale of shares or the issuance of a certificate for shares) of all or a portion of shares from the participant's account.

SHAREHOLDER OF RECORD -       An investor whose shares are registered on the
                              books of the Company.

PURPOSE OF THE PLAN

     1. WHAT IS THE PURPOSE OF THE PLAN?

The purpose of the Plan is to promote long-term stock ownership among existing shareholders and new investors by providing a convenient and cost effective method to purchase shares of Common Stock with Cash Investments (including an Initial Cash Investment) or reinvested dividends.

ADVANTAGES AND DISADVANTAGES OF THE PLAN

     2. WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE PLAN?

     THE PLAN OFFERS INVESTORS THE FOLLOWING ADVANTAGES:

     A. DIRECT PURCHASE OF STOCK - Persons not presently owning shares of Common Stock may become shareholders by making an Initial Cash Investment of at least $50 (but not more than $150,000 per account per calendar year). See Question 5. Participants may invest additional funds to purchase shares of Common Stock at any time. The maximum annual Cash Investment (including the Initial Cash Investment) is $150,000 per account.

     B. CERTIFICATE SAFEKEEPING - Participants may deposit their Common Stock certificates with the Administrator, whether or not the Common Stock represented by such certificates was purchased through the Plan, and have their ownership maintained on the

     Company's records in their Plan account. This convenience is provided at no cost to the participant and eliminates the possibility of loss, inadvertent destruction, or theft of certificates. Also, because shares deposited for safekeeping are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan. See Question 31.

     C. REINVESTMENT OF DIVIDENDS - All or a portion of Common Stock dividends may be reinvested to purchase additional shares of Common Stock. See Questions 7 through 11.

     D. SIMPLIFIED RECORDKEEPING - An Investment Statement will be mailed to participants after any investment activity. The statement is cumulative, providing year-to-date Plan account activity. A Plan History Statement will be sent when shares are sold, transferred or otherwise withdrawn from the Plan. See Questions 34 and 37.

     E. REDUCED BROKER COMMISSIONS - The broker commissions negotiated by the company for buying or selling shares are typically substantially less than those paid by individual investors for this service. No commissions are paid for newly issued shares or for treasury shares. See Questions 27 and 33.

     F. TRANSFER OF SHARES - Participants may transfer shares held in their Plan account to another individual's account at no cost. The normal transfer requirements will apply. See Questions 30 and 43.

     G. FULL INVESTMENT OF FUNDS - The full amount of reinvested dividends and Cash Investments can be invested because the Plan permits fractional shares to be credited to Plan accounts. Dividends are paid on fractional shares as well as on whole shares. See Question 28.

     H. SELL STOCK - Participants may sell shares held in their Plan account through the Plan. See Questions 32 and 33.

     PLAN PARTICIPATION PRESENTS INVESTORS WITH THE FOLLOWING DISADVANTAGES:

     A. NO INTEREST ON FUNDS PENDING INVESTMENT - No interest is paid on dividends or Cash Investments held pending investment or reinvestment. See Question 19.

     B. DELAY IN DETERMINING PURCHASE PRICE - The number of shares purchased for an investor's Plan account will not be determined until all shares for the relevant Investment Period have been purchased. Therefore, investors will not know the number of shares purchased or the purchase price until the Investment Date. See Questions 25 through 29.

     C. RETURN OF CASH INVESTMENTS - Cash Investments (including Initial Cash Investments) sent to the Plan Administrator will not be returned to the investor unless a written request is received by the Plan Administrator at least 2 business days prior to the first day of the Investment Period. See Question 19.

     D. PERIODIC DELAYS FOR ISSUING CERTIFICATES OR SELLING SHARES - Requests for termination of account by issuance of certificates or the sale of shares from a Plan account will be delayed during the dividend processing period. This is a 13-15 business day period which begins on the Ex-Dividend Date. See Questions 30, 33, and 34.

     E. BROKER COMMISSIONS - While the broker commissions negotiated by the Plan Administrator for buying or selling stock are typically less than those paid by individual investors for this service, certain investors may be able to negotiate lower commissions on an individual basis. Also, the commissions negotiated by the Plan Administrator may change from time to time. See Questions 27 and 33.

     F. PRICE OF SHARES - Plan participants can not designate a specific price at which to sell or purchase Common Stock. Requests for the sale of Plan shares are accumulated and the Plan Administrator places a market order with the appointed agent. Similarly, a market order is placed with the independent agent to purchase stock with all funds available for investment. See Questions 24, 27, and 32.

PLAN ADMINISTRATION

     3. WHO ADMINISTERS THE PLAN?

The Company administers the Plan. Administration duties include recordkeeping, sending periodic statements of account, and holding shares purchased through the Plan or otherwise deposited for safekeeping. See Question 31. Such shares will be registered in the name of, and held by, the Company as Plan Administrator.

Written communications about the Plan should be directed to:

     Pinnacle West Capital Corporation
     Shareholder Department
     P.O. Box 52133
     Phoenix, AZ 85072-2133

E-mail communications should be directed to: shareholderdept@pinnaclewest.com.

When writing, please include a day-time telephone number or e-mail address to expedite our reply.

The nationwide toll-free Shareholder Department telephone number is 800-457-2983.

PARTICIPATION IN THE PLAN

     4. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

Any interested investor making an Initial Cash Investment of at least $50 and all Common Stock Shareholders of Record are eligible to participate. Citizens or residents of a country other than the United States or its territories and possessions should determine whether they are subject to any governmental regulations prohibiting or restricting participation in the Plan, and must provide evidence satisfactory to the Administrator that their participation will not violate any such regulations, before enrolling in the Plan.

Beneficial owners of Common Stock whose shares are held in a name other than their own (for example, a bank, broker, or trustee) may participate in the Plan with respect to such shares by transferring those shares into their own name. Once the shares are registered on the books of the Company, the investor is eligible to enroll in the Plan.

     5. HOW DOES AN ELIGIBLE INVESTOR ENROLL IN THE PLAN?

After reviewing the Plan Prospectus, Eligible Investors may join the Plan by completing and submitting an Enrollment Form to the Company. New investors must also submit an Initial Cash Investment of at least $50 (but not more than $150,000).

Once enrolled in the Plan, Eligible Investors will remain enrolled until they discontinue their participation or the Plan is terminated. See Question 34, 35, and 41.

     6. WHEN MAY AN ELIGIBLE INVESTOR JOIN THE PLAN?

An Eligible Investor may join the Plan at any time by completing and returning an Enrollment Form.

PARTICIPATION OPTIONS

     7. WHAT PARTICIPATION OPTIONS ARE AVAILABLE IN THE PLAN?

On the Enrollment Form, the investor is offered the following participation options:

     - Full Dividend Reinvestment
     - Partial Dividend Reinvestment or
     - Cash Investment Only

     8. HOW DOES THE "FULL DIVIDEND REINVESTMENT" OPTION OF THE PLAN WORK?

Participants enrolling in the Full Dividend Reinvestment option will have dividends earned on all Common Stock, both in their Plan account and of record, reinvested to purchase additional shares of Common Stock. The reinvestment of dividends will commence with the first dividend to which the participant is entitled payable after the next Dividend Record Date following enrollment. A participant may also make Cash Investments of up to $150,000 per account annually to purchase Common Stock.

     9. HOW DOES THE "PARTIAL DIVIDEND REINVESTMENT" OPTION OF THE PLAN WORK?

Participants enrolling in the Partial Dividend Reinvestment option may designate a specific number of shares on which they wish to receive cash dividends, with dividends on the balance of shares being reinvested to purchase Common Stock. Participants may also elect to receive cash dividends on shares they hold in certificated form, with dividends on shares held in their Plan account being reinvested. The reinvestment of dividends will commence with the first dividend to which the participant is entitled payable after the next Dividend Record Date following enrollment. In addition, a participant may make Cash Investments of up to $150,000 per account annually to purchase Common Stock.

If a participant has elected this option and subsequently directs that a portion of his shares are to be sold, transferred, or withdrawn, unless the participant otherwise directs, all shares on which a participant receives reinvested dividends will be sold, transferred, or withdrawn prior to the sale, transfer, or withdrawal of any shares on which a participant receives cash dividends.

     10. HOW DOES THE "CASH INVESTMENT ONLY" OPTION OF THE PLAN WORK?

Participants enrolling in the Cash Investment Only option may make Cash Investments of up to $150,000 per account annually. The Cash Investment will purchase additional shares of Common Stock. Dividends earned on all Common Stock, both in the Plan account and of record, will be paid directly to the investor either by check or direct deposit at the election of the shareholder. Dividends paid by check will be mailed to the shareholder's address of record.

Shareholders electing to have dividends deposited to a financial institution account must complete and submit a "Direct Deposit Authorization" form and deposit slip to the Administrator. The financial institution must be a member of the Automated Clearing House ("ACH").

NOTE: IF PARTICIPANTS DO NOT INDICATE A PARTICIPATION OPTION ON THE ENROLLMENT
      FORM, THEIR ACCOUNT WILL AUTOMATICALLY BE ENROLLED INTO THE "FULL DIVIDEND REINVESTMENT" OPTION.

     11. MAY PARTICIPANTS CHANGE THEIR PARTICIPATION OPTION?

Yes. The participation option may be changed by completing and submitting a new Enrollment Form to the Company. The change will be effective as of the next Dividend Record Date following receipt of the new Enrollment Form.

     12. MAY THE COMPANY RESTRICT PARTICIPATION IN THE PLAN?

Yes. The Company reserves the right to restrict participation in the Plan if it believes that such participation may be contrary to the general purpose of the Plan (see Question 1) or in violation of applicable law.

INITIAL CASH INVESTMENTS AND CASH INVESTMENTS

     13. WHO IS ELIGIBLE TO MAKE CASH INVESTMENTS?

Any Shareholder of Record who has submitted an Enrollment Form is eligible to make Cash Investments regardless of the participation option chosen, subject to the maximum contribution. See Question 16.

     14. WHO IS ELIGIBLE TO MAKE AN INITIAL CASH INVESTMENT?

Any interested investor may submit an Enrollment Form and make an Initial Cash Investment, subject to the minimum and maximum contributions. See Question 16.

     15. HOW ARE INITIAL CASH INVESTMENTS AND CASH INVESTMENTS MADE?

Initial Cash Investments and Cash Investments may be made by check, money order or electronic funds transfer (as described below), payable through a U.S. bank or other financial institution, in U.S. dollars, to Pinnacle West Capital Corporation. CASH AND THIRD-PARTY CHECKS WILL NOT BE ACCEPTED. Initial Cash Investments must be accompanied by a completed Enrollment Form; an Enrollment Form or a Cash Investment Form should accompany Cash Investments to ensure credit to the proper account.

Initial Cash Investments made by electronic funds transfer require that the participant authorize the Administrator to deduct a specified amount from a U.S. checking, savings, or credit union account which is a member of the ACH network. The participant must complete and forward an Automatic Investment Form to the Administrator to authorize such investment. Regardless of when the Automatic Investment Form is forwarded to the Administrator, Initial Cash Investment amounts will only be deducted from the participant's account once a month, on or around the 10th day of the month. Generally, the funds will be invested during the first Investment Period following the 10th day of the month. See Question 17.

Automatic Cash Investments made by electric funds transfer may be made monthly by completing and forwarding an Automatic Investment Form to the Administrator, authorizing the deduction of a set amount from a U.S. checking, savings, or credit union account which is a member of the ACH network. Regardless of when the Automatic Investment Form is forwarded to the Administrator, Automatic Cash Investment amounts will only be deducted from the participant's account once a month, on or around the 10th day of the month.

Generally, the funds will be invested during the first investment period following the 10th day of each month. See Question 17.

     16. IS THERE A MINIMUM AND MAXIMUM CASH INVESTMENT?

Yes. The minimum Initial Cash Investment is $50. Subsequent Cash Investments may be any amount. The maximum aggregate Cash Investment (including the Initial Cash Investment) is $150,000 per account per calendar year.

     17. WHEN WILL A PARTICIPANT'S INITIAL CASH INVESTMENT OR CASH INVESTMENT BE INVESTED?

Initial Cash Investments and Cash Investments made by check or money order will be invested during the next scheduled Investment Period except when the first day of the investment period occurs on a Dividend Record Date. In Dividend Record Date months (February, May, August, and November), if the first regularly scheduled Investment Period would normally begin on the Dividend Record Date, the Investment Period will be delayed until the second business day. Funds are considered to be received when delivered, either by postal service, by electronic delivery or in person, during Company business hours to the Company's corporate headquarters (see "Shareholder Information" below for address).

Deduction of funds related to Initial Cash Investments and Cash Investments by electronic funds deduction will only occur once a month, on or about the 10th day of the month, and such funds will be invested in shares of Common Stock during the next succeeding Investment Period. In the future the Company may implement more frequent electronic funds deduction dates.

If the Plan Administrator does not receive credit for a cash payment because of insufficient funds or incorrect ACH draft information, the requested purchase will be deemed void. Any shares credited will be immediately removed from the participant's account. The Plan Administrator will be entitled to sell those shares to satisfy any uncollected amounts and if the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator will be entitled to sell additional shares from the participant's account to satisfy the uncollected balance. In addition, an "insufficient funds" fee of $20 will be charged. The Administrator may place a hold on the account until this fee is paid, or may sell shares from the account to pay this fee.

     18. WHEN WILL SHARES PURCHASED WITH INITIAL CASH INVESTMENTS OR CASH INVESTMENTS BE ENTITLED TO RECEIVE DIVIDENDS?

Shares purchased with an Initial Cash Investment or Cash Investment will be entitled to dividends if the shares were credited to the participant's account as of a date preceding the Dividend Record Date for payment of a dividend.

     19. MAY A PARTICIPANT REQUEST THAT AN INITIAL CASH INVESTMENT OR CASH INVESTMENT BE RETURNED?

Yes. A participant may request the return of an Initial Cash Investment or Cash Investment. The funds will be returned if the request is received at least 2 business days prior to the next scheduled Investment Period. However, no refund of a check or money order will be made until the Administrator has collected the funds from those instruments.

NOTE: INTEREST IS NOT PAID ON FUNDS HELD PENDING INVESTMENT.

REINVESTMENT OF DIVIDENDS

     20. IS THERE A MINIMUM OR MAXIMUM AMOUNT FOR REINVESTED DIVIDENDS?

No. Dividends designated for reinvestment through the Plan are not subject to a minimum or maximum.

     21. WHEN WILL A PARTICIPANT'S DIVIDENDS BE REINVESTED?

A participant's dividends will be reinvested during the first Investment Period of the month in which the dividend is payable.

     22. WHEN WILL SHARES PURCHASED WITH REINVESTED DIVIDENDS BE ENTITLED TO RECEIVE DIVIDENDS?

Shares purchased with reinvested dividends will be entitled to dividends on the Dividend Payment Date following the purchase of such shares.

PURCHASES

     23. WHAT IS THE SOURCE OF COMMON STOCK PURCHASED THROUGH THE PLAN?

Common Stock purchased through the Plan will be purchased, at the discretion of the Company and in accordance with applicable law, either on the open market or directly from the Company or through a combination of the foregoing. Shares purchased from the Company may be either authorized but unissued shares or shares held in the treasury of the Company.

     24. HOW IS COMMON STOCK PURCHASED ON THE OPEN MARKET?

Common Stock will be purchased through an independent agent appointed by the Company. The independent agent will have full discretion in all matters related to such purchases, including the day and time of purchase, price paid, number of shares purchased, and the markets or persons through whom the purchases are made.

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     25. WHEN ARE SHARES PURCHASED FOR THE PLAN?

Purchases of shares on the open market may begin on the first day of the relevant Investment Period and will be completed no later than 30 days thereafter. Dividends not invested in Common Stock within 30 days of the Dividend Payment Date and Cash Investments not invested in Common Stock within 35 days of receipt will be promptly returned to participants.

Shares purchased from the Company (newly issued Common Stock or treasury stock) will be acquired as of the first day of the relevant Investment Period, provided that the New York Stock Exchange is open on such day. See Question 26.

     26. WHEN WILL SHARES BE CREDITED TO A PARTICIPANT'S ACCOUNT?

Participants' shares will be credited to their Plan accounts on the Investment Date and are considered to be owned by the participant on that day.

If the Investment Date falls on a date when the New York Stock Exchange is closed, the first day immediately succeeding such day on which the New York Stock Exchange is open will be the Investment Date.

     27. HOW IS THE PURCHASE PRICE OF THE COMMON STOCK DETERMINED?

The purchase price of Common Stock purchased on the open market will be the weighted average price, including broker commissions, related service charges, and applicable taxes, of all shares purchased during the Investment Period.

The purchase price of Common Stock purchased from the Company (newly issued Common Stock or treasury stock) will be the average of the high and low prices of the Common Stock reported on the New York Stock Exchange Composite Tape as published in THE WALL STREET JOURNAL or, for any day on which there is no such publication, in another generally accepted publication for the first business day of the relevant Investment Period, provided that the New York Stock Exchange is open on such day.

If the stock is purchased both on the open market and through the Company, the purchase price will be the weighted average price of such shares in accordance with the foregoing two paragraphs.

     28. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR A PARTICIPANT?

The number of shares purchased for a participant will be equal to the participant's Cash Investments received for the Investment Period plus dividends available for reinvestment divided by the purchase price of the shares. The participant's account will be credited with the whole and fractional shares on the Investment Date.

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
     29. CAN A PARTICIPANT REQUEST THE PURCHASE OF A SPECIFIC NUMBER OF SHARES?

No. Since the purchase price of the Common Stock cannot be calculated until the Common Stock is purchased, a participant may not request the purchase of a specific number of shares.

CERTIFICATES

     30. WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED THROUGH THE PLAN?

No. The certificates for shares purchased through the Plan are registered in the name of the Company as Plan Administrator. A certificate will be issued to participants only upon request.

Participants requesting the issuance of a certificate for their Plan shares should submit the request in writing to the Plan Administrator, specifying the number of shares to be issued. Certificates will generally be issued within 5 days following the receipt of the request. However, requests received during the dividend processing period will be delayed. See Question 2, "Disadvantages of the Plan - D." Certificates cannot be issued for fractional shares.

The certificate will be issued in the name(s) of the participant(s). Requests to issue a certificate into another registration must meet the requirements for transfer of stock. See Question 43.

See Question 9 for information relating to the certification of only a portion of a participant's Plan shares when the participant has elected the Partial Dividend Reinvestment option for his or her shares.

SAFEKEEPING OF CERTIFICATES

     31. CAN CERTIFICATES BE RETURNED TO THE COMPANY TO BE HELD IN THE PARTICIPANT'S PLAN ACCOUNT?

Yes. Certificates for Common Stock may be returned to the Plan Administrator to take advantage of the safekeeping feature of the Plan. THE CERTIFICATES SHOULD NOT BE ENDORSED AND REGISTERED MAIL IS RECOMMENDED. The certificates should be submitted with a letter to the Plan Administrator directing the Plan Administrator to deposit the shares represented by such certificates into the Plan account of the participant. Alternatively, the certificates can be submitted with a new Enrollment Form with the share safekeeping option checked thereon. Investors may submit certificates for safekeeping upon initial enrollment in the Plan or at any time while participating in the Plan.

NOTE: COMMON STOCK SURRENDERED FOR SAFEKEEPING WILL BE TREATED AS SHARES
      PURCHASED THROUGH THE PLAN.

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SALE OF SHARES

     32. HOW MAY PARTICIPANTS SELL THEIR PLAN SHARES?

Participants may sell their Plan shares by submitting a written request to the Plan Administrator. The request should indicate the number of shares to be sold and must be signed by ALL account owners. The Administrator may also allow certain instructions to be communicated by telephone or e-mail as agreed to by the Administrator and the participant. Shares acquired through and held in the Plan, as well as shares surrendered for safekeeping, may be sold in this manner. A request to sell shares is irrevocable after it is received by the Company.

The Company's appointed agent will have full discretion in all matters related to the sale, including the time of sale, sale price, and the markets or persons through whom the shares are sold. Participants cannot specify a price at which to sell their stock.

Shares held outside the Plan may not be sold through the Plan.

See Question 9 for information relating to the sale of only a portion of a participant's Plan shares when the participant has elected the Partial Dividend Reinvestment option for his or her shares.

     33. WHEN WILL PLAN SHARES BE SOLD?

Plan shares will generally be sold within 5 business days following receipt of the sale request. However, sale requests received during the dividend processing period will be delayed until the dividend processing period is completed. See Question 2, "Disadvantages of the Plan - D."

A check will be issued for the proceeds of the sale minus a $5.00 service fee, the broker commissions and related service charges, and applicable taxes, and will be made payable to the registered account owners only.

TERMINATION OF PLAN PARTICIPATION

     34. HOW MAY A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

Participants may terminate participation in the Plan either by selling all the shares in their Plan account, by requesting a certificate issued for a specific number of whole shares in their Plan account and selling the balance of shares, or by requesting transfer of a specific number of whole shares to a book-entry
(DRS) account and selling the balance of shares. See Questions 30, 32, and 33. Certificates cannot be issued for fractional shares; fractional shares must be sold when terminating participation.

Plan participants must notify the Company in writing of their intention to terminate participation in the Plan, have all account owners sign the request, and indicate whether they wish to receive a stock certificate, sell their shares, or maintain a book-entry (DRS) account.

Participants terminating their Plan participation will receive a Plan History Statement detailing the account history. THIS STATEMENT SHOULD BE RETAINED FOR TAX PURPOSES.

Cash Investments received prior to the request to terminate Plan participation will be invested during the next Investment Period unless the participant timely requests the return of that Cash Investment. See Question 19.

The termination of Plan participation will be delayed if the request is received during the dividend processing period. See Question 2, "Disadvantages of the Plan - D."

     35. MAY THE COMPANY TERMINATE A PARTICIPANT'S PLAN PARTICIPATION?

Yes. If a participant does not maintain at least one whole share of Common Stock in the Plan account or does not own any Common Stock of record for which cash dividends are designated for reinvestment pursuant to the Plan, the participant's participation may be terminated by the Company upon written notice to the participant. A participant whose participation has been terminated will receive a check for the cash value of any fractional share in the Plan account less applicable fees and taxes.

In addition, the Company may terminate a participant's participation in the Plan if it believes that such participation may be contrary to the general purpose of the Plan (see Question 1) or in violation of applicable law. The participant will receive a certificate for whole shares and a check for the cash value of the fractional share in the Plan account.

SERVICE FEES

     36. WHAT FEES ARE ASSOCIATED WITH PARTICIPATION IN THE PLAN?

The fees associated with participation in the Plan are:

     Investment fee                     Broker commissions and applicable taxes
     Sales fee                          $5.00 plus broker commission and
                                        applicable taxes

All other administrative costs are borne by the Company.

REPORTS TO PARTICIPANTS

     37. WHAT REPORTS ARE SENT TO PARTICIPANTS?

Plan participants will receive an Investment Statement when an investment occurs in their Plan account, which will provide detailed account information for the current calendar year. THIS STATEMENT SHOULD BE RETAINED FOR TAX PURPOSES.

Participants who have sold, transferred, or withdrawn shares from their Plan accounts will receive a Plan History Statement detailing the account history. THIS STATEMENT SHOULD BE RETAINED FOR TAX PURPOSES.

Plan participants will also receive copies of all shareholder communications such as quarterly reports, annual reports, and notices of shareholder meetings and proxy materials.

Plan participants will receive an IRS Form 1099-DIV showing total dividends reported to the Internal Revenue Service which were paid to the participant both on shares of record and Plan account shares. An IRS form 1099-B will be provided for reporting the proceeds from the sale of shares through the Plan. See Question 45 for further information regarding tax reporting.

OTHER INFORMATION

     38. WHAT HAPPENS IF THE COMPANY DECLARES A DIVIDEND PAYABLE IN COMMON STOCK OR A STOCK SPLIT?

Any dividends in the form of shares of Common Stock and any shares resulting from a Common Stock split on shares held in a participant's Plan account will be credited to the participant's Plan account.

     39. HOW WILL A PARTICIPANT'S SHARES BE VOTED AT MEETINGS OF SHAREHOLDERS?

Participants in the Plan will receive a proxy statement and a proxy card representing Plan account shares as well as any Common Stock held of record. The participant's shares will be voted in accordance with the instructions indicated on the proxy card. Shares for which a proxy is not received will not be voted.

     40. WHAT IS THE RESPONSIBILITY OF THE COMPANY AND ITS AGENTS UNDER THE
         PLAN?

Neither the Company, in its individual capacity or as Administrator, nor any independent agent appointed by the Company pursuant to the Plan will be liable for any act done in good faith or for any good faith omission to act with respect to the Plan, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death or with respect to the prices or times at which, or sources from which, shares are purchased or sold for participants, or with respect to any fluctuation in market value before or after any purchase or sale of shares.

PARTICIPANTS MUST RECOGNIZE THAT THE COMPANY CANNOT ASSURE THEM A PROFIT, OR PROTECT THEM AGAINST LOSSES, ON SHARES PURCHASED PURSUANT TO THE PLAN. THE MARKET PRICE OF COMMON STOCK CAN FLUCTUATE SUBSTANTIALLY. PARTICIPANTS ACCEPT THE RISKS AS WELL AS THE BENEFITS OF THE PLAN.

     41. MAY THE PLAN BE CHANGED OR DISCONTINUED?

Yes. The Company reserves the right to suspend, modify, or terminate the Plan at any time, although shareholder response is expected to justify continuing the Plan indefinitely. As a result, the Company may register additional shares from time to time. Any suspension, modification, or termination of the Plan will be communicated by the Company to all Plan participants.

     42. MAY COMMON STOCK HELD IN A PLAN ACCOUNT BE PLEDGED AS COLLATERAL?

No. Common Stock held in a Plan account may not be pledged as collateral. Participants wishing to use their Common Stock as collateral must have certificates issued for the shares. The certificates can then be delivered for collateral.

     43. MAY COMMON STOCK HELD IN A PLAN ACCOUNT BE TRANSFERRED OR ASSIGNED TO ANOTHER PERSON?

Yes. A participant may transfer or assign Plan shares to another person or entity by meeting the requirements for transfer of stock. Requests for stock transfer requirements should be sent to:

     Pinnacle West Capital Corporation
     Stock Transfer Department
     P.O. Box 52134
     Phoenix, AZ 85072-2134

E-mail communications should be directed to: shareholderdept@pinnaclewest.com.

When writing, please include a day-time telephone number or e-mail address to expedite our reply.

The nationwide toll-free Shareholder Department telephone number is 800-457-2983.

See Question 9 for information relating to the transfer of only a portion of a participant's Plan shares when the participant has elected the Partial Dividend Reinvestment option for his or her shares.

     44. HOW MAY INSTRUCTIONS BE GIVEN TO THE ADMINISTRATOR?

Any instructions may be submitted in writing to the Administrator at the address noted in the response to Question 43. The Administrator may also allow certain instructions to be communicated by telephone or e-mail as agreed to by the Administrator and the participant. You may contact us at 800-457-2983 or by e-mail at shareholderdept@pinnaclewest.com for more information.

FEDERAL INCOME TAX INFORMATION

     45. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PLAN PARTICIPATION?

The Company believes the following is an accurate summary of the federal tax consequences of participation in the Plan. YOU ARE ADVISED TO CONSULT YOUR TAX OR FINANCIAL ADVISOR WITH RESPECT TO FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS WHICH APPLY TO YOUR SPECIFIC SITUATION.

In general, the dividends paid on Common Stock whether the shares are held in certificate form by the shareholder or held by the Company in book-entry or through the Plan, are considered taxable income, whether received in cash or reinvested through the Plan. The information return sent to you and the IRS at year-end will provide the information required to complete your income tax returns.

The tax basis of shares acquired through the reinvestment of dividends will be equal to the value of dividends reinvested. The tax basis of shares purchased with Cash Investments will be equal to the amount of such investments.

Upon the sale of either a portion or all of shares from the Plan, a participant may recognize a capital gain or loss based on the difference between the sales proceeds and the tax basis of the shares sold, including any fractional shares.

For participants who are subject to U.S. withholding tax, backup withholding, or foreign taxes, the Company will withhold the required taxes from the gross dividends or proceeds from the sale of shares. The dividends or proceeds received by the participant, or dividends reinvested on behalf of the participant, will be net of the required taxes.

                             APPLICATION OF PROCEEDS

The Company intends to use the proceeds from the issuance of any newly issued or treasury shares of Common Stock pursuant to the Plan to fund the activities of its subsidiaries (APS and its subsidiaries; SunCor Development Company and its subsidiaries; El Dorado Investment Company; Pinnacle West Energy Corporation; and APS Energy Services Company, Inc.) and for general corporate purposes.

                                     EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Current Report on Form 8-K dated November 21, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in 2001 in the method of accounting for derivatives hedging activities in order to comply with the provisions of Statement of Financial Accounting Standards No.
133), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

The validity of the Common Stock offered hereby has been passed upon for the Company by Snell & Wilmer L.L.P, One Arizona Center, Phoenix, Arizona 85004.

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                             SHAREHOLDER INFORMATION

Pinnacle West Capital Corporation


CORPORATE HEADQUARTERS:                400 North 5th Street
                                       Phoenix, AZ 85004

MAILING ADDRESS:                       P.O. Box 52133
                                       Phoenix, AZ 85072-2133

TELEPHONE NUMBERS:                     602-250-1000 In Phoenix
                                       800-457-2983 Nationwide Toll-free

E-MAIL ADDRESS                         shareholderdept@pinnaclewest.com

WEB SITE                               www.pinnaclewest.com

SHAREHOLDER ACCOUNT INFORMATION

  - STOCK TRANSFER REQUIREMENTS:       PO. Box 52134
                                       Phoenix, AZ 85072-2134

  - PLAN AND ACCOUNT INFORMATION:      PO. Box 52133
                                       Phoenix, AZ 85072-2133
                                       http://www.pinnaclewest.com
STOCK LISTING INFORMATION

  - TICKER SYMBOL:                     PNW on the New York and Pacific Stock
                                       Exchanges

  - FINANCIAL LISTINGS:                PinWst

UTILITY INVESTORS ASSOCIATION          The Arizona Utility Investors Association
                                       represents the interests of utility
                                       investors throughout the state of
                                       Arizona. If interested, send your name
                                       and address to:

                                       Arizona Utility Investors Association
                                       P O. Box 34805
                                       Phoenix, AZ 85067

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                                                          [LOGO]

NO PERSON HAS BEEN AUTHORIZED TO GIVE                  PINNACLE WEST
ANY INFORMATION OR TO MAKE ANY                      CAPITAL CORPORATION
REPRESENTATION NOT CONTAINED IN THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATION MUST NOT                  ----------
BE RELIED UPON AS HAVING BEEN                    INVESTORS ADVANTAGE PLAN
AUTHORIZED BY THE COMPANY. THIS                         ----------
PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL, OR A SOLICITATION OF
ANY OFFER TO BUY, ANY OF THE                       13,000,000 Shares of
SECURITIES OFFERED HEREBY IN ANY                       Common Stock
JURISDICTION TO ANY PERSON TO WHOM IT                 (No Par Value)
IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH
JURISDICTION.
                                                        ----------
                                                        PROSPECTUS
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